EXHIBIT I

TEEKAY OFFSHORE PARTNERS L.P. Bayside House, Bayside Executive Park, West Bay Street & Blake Road P.O. Box AP-59212, Nassau, Bahamas

NEWS RELEASE
TEEKAY OFFSHORE PARTNERS ANNOUNCES ACCRETIVE ACQUISITION OF TWO SHUTTLE TANKERS

Nassau, The Bahamas, June 5, 2007 - Teekay Offshore Partners L.P. (Teekay Offshore or the Partnership) (NYSE: TOO) announced today that it has agreed to acquire interests in two double-hull shuttle tankers, for a total cost of approximately $160 million, from Teekay Corporation (Teekay), the parent of its general partner. The Partnership will acquire the 2000-built Navion Bergen and Teekay’s 50 percent interest in the 2006-built Navion Gothenburg, together with their respective 13-year, fixed-rate charters to a subsidiary of Petrobras Transporte S.A., the shipping arm of Petroleo Brasileiro S.A. It is expected that the vessels will deliver to Teekay Offshore in early July 2007, and will generate approximately $16 million per annum in cash flow from vessel operations and approximately $3.5 million per annum in distributable cash flow. Teekay Offshore will assume the pre-arranged financing of $123 million relating to these vessels and finance the remaining purchase price of approximately $37 million with borrowings under its existing revolving credit facilities, cash balances or both.

“We are pleased that Teekay Offshore will complete its first accretive acquisition only six months after its initial public offering,” stated Peter Evensen, Teekay Offshore’s Chief Executive Officer. “In addition, Teekay is obligated to offer the Partnership ownership of one floating storage unit by the second quarter of 2008 at the latest, providing a further visible growth opportunity for Teekay Offshore.”

About Teekay Offshore Partners L.P.

Teekay Offshore Partners L.P., a publicly-traded master limited partnership formed by Teekay Corporation (NYSE: TK), is an international provider of marine transportation and storage services to the offshore oil industry. Teekay Offshore Partners owns a 26.0% interest in and controls Teekay Offshore Operating L.P. (or OPCO), a Marshall Islands limited partnership with a fleet of 36 shuttle tankers (including 12 chartered-in vessels), four floating storage and offtake units and nine conventional crude oil Aframax tankers. Teekay Offshore Partners L.P. also has rights to participate in certain floating production, storage and offloading (FPSO) opportunities involving Teekay Petrojarl ASA.

Teekay Offshore Partners’ common units trade on the New York Stock Exchange under the symbol “TOO”.

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Forward Looking Statements

This release contains forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) which reflect management’s current views with respect to certain future events and performance, including statements regarding: the Partnership’s future growth prospects; the expected delivery dates of the vessels to Teekay Offshore; the annual cash flow from vessel operations and distributable cash flow expected from the vessels and their respective charter contracts. The following factors are among those that could cause actual results to differ materially from the forward-looking statements, which involve risks and uncertainties, and that should be considered in evaluating any such statement: early termination or breach of one or more of the charter contracts; potential delays associated with the conversion of the shuttle tankers; and other factors discussed in Teekay Offshore’s filings from time to time with the SEC, including its Report on Form 20-F for the fiscal year ended December 31, 2006. The Partnership expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Partnership’s expectations with respect thereto or any change in events, conditions or circumstances on which any such statement is based.

For Investor Relations enquiries contact:
Dave Drummond
Tel: + 1 (604) 609-6442

For Media enquiries contact:
Kim Barbero
Tel: + 1 (604) 609-4703

Web site: www.teekayoffshore.com

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